Exhibit 4.4

PROJECT NEPTUNE – REDMILE SIDE LETTER DEED

To:	The Board of Directors

Scancell Holdings plc

Bellhouse Building

Sanders Road

Oxford Science Park

Oxford

OX4 4GD

United Kingdom

23 July 2026

Dear Sirs / Madams,

Scancell Holdings plc (company number 06564638) (the “Company”)

1.	Background

1.1            We, the undersigned, are the registered holders of the Nil Rate Unsecured Convertible Loan Notes 2025, constituted pursuant to a Loan Note Instrument dated 12 August 2020 (as amended and restated from time to time) (the “August 2020 Loan Note Instrument”) and the 3% Unsecured Convertible Loan Notes 2025 constituted pursuant to a Loan Note Instrument dated 10 November 2020 (as amended and restated from time to time) (the “November 2020 Loan Note Instrument”) (together, the “Loan Notes”) and the beneficial owners of a total of 297,188,365 ordinary shares of 0.1 pence each (“Ordinary Shares”) in the capital of the Company.

1.2            We refer to the agreement and plan of merger between the Company, Scancell Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, and Neuphoria Therapeutics Inc. (“Neuphoria”) dated on or about the date of this Letter (the “Merger Agreement”) pursuant to which Neuphoria will merge with and into Merger Sub such that Neuphoria will be the surviving corporation and become an indirect wholly owned subsidiary of the Company. Upon Closing (as such term is defined in the Merger Agreement), American Depositary Shares representing the Company’s Ordinary Shares (“ADSs”) will be listed on Nasdaq.

2.	Re-Designation of Ordinary Shares

2.1            We agree to the re-designation of such portion of our Ordinary Shares as we shall notify the Company no later than 3 business days prior to the date of publication of the shareholder circular and notice of general meeting (the “Circular”) in relation to the EGM (as defined in paragraph 2.2 below) (the “Redesignation Shares”) as non-voting ordinary shares with the rights and restrictions set out in Schedule 1 to this deed (“Non-Voting Ordinary Shares”), and that the remaining Ordinary Shares shall be deposited with the Company’s depositary bank in exchange for restricted ADSs (the “Re-designation”), with such Re-designation to take effect conditional upon, and with effect from, Closing. The Non-Voting Ordinary Shares will have the same per share nominal value as the Ordinary Shares, which are proposed to be subject to a share consolidation prior to Closing, subject to receipt of shareholder approval at the EGM (as defined in paragraph 2.2 below).

2.2            The Company agrees to propose, as part of the Parent Shareholder Approval (as such term is defined in the Merger Agreement), resolutions (the “Resolutions”) to approve (a) the Re-designation and (b) the amendment of the Company’s articles of association to set out the rights and restrictions of the Non-Voting Ordinary Shares as set out in Schedule 1 to this deed at a general meeting of the Company to be held prior to Closing in accordance with the terms of the Merger Agreement (the “EGM”).

2.3            We undertake to:

2.3.1            instruct our custodian, nominee and the Company's registrar, Equiniti Limited, to take all necessary steps to rematerialise the Redesignation Shares currently held beneficially by us in CREST into certificated shares held directly by each undersigned entity below on the Company's register of members and to issue share certificates in respect of such Redesignation Shares as soon as reasonably practicable;

2.3.2            vote in favour of the Resolutions at the EGM; and

2.3.3            consent in writing to the variation of class rights constituted by the Re-designation in accordance with the Companies Act 2006.

3.	Amendment of Loan Note Instruments; Conversion of Loan Notes

3.1            We irrevocably consent to the amendment of the August 2020 Loan Note Instrument (as set out in Schedule 2 to this deed) and the November 2020 Loan Note Instrument (as set out in Schedule 3 to this deed) such that the Loan Notes shall automatically convert in full into Non-Voting Ordinary Shares and restricted ADSs, immediately following Closing, subject to the passing of the Resolutions at the EGM.

3.2            Our execution of this deed shall constitute Qualifying Noteholder Consent for the purposes of Condition 8.2 of Schedule 3 of the August 2020 Loan Note Instrument and Condition 8.2 of Schedule 3 of the November 2020 Loan Note Instrument respectively.

4.	Stamp Taxes

We shall pay, and shall reimburse or indemnify (as appropriate) the Company for, any amounts in respect of United Kingdom stamp duty or stamp duty reserve tax arising in connection with (i) the redesignation of Ordinary Shares held by us to Non-Voting Ordinary Shares, (ii) any redesignation of Non-Voting Ordinary Shares held by us to Ordinary Shares; and (iii) the deposit of any Ordinary Shares (including any Ordinary Shares following a redesignation of Non-Voting Ordinary Shares) with the Company’s depositary bank in exchange for ADSs.

5.	Third Party Rights

Any person who is not party to this deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of or enjoy any benefit under, this deed.

6.	Counterparts

This deed may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same deed.

7.	Governing Law and Jurisdiction

This deed shall be governed by and construed in accordance with the laws of England and Wales and the parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales.

SCHEDULE 1

RIGHTS ATTACHING TO THE NON-VOTING ORDINARY SHARES

Definitions:

“Beneficial Ownership Limitation” means 9.99% of any class of voting securities of the Company registered under the Exchange Act, which percentage may be increased or decreased on a holder-by-holder basis by a holder of Non-Voting Ordinary Shares to such other percentage as such holder may designate in writing (with any increase to be effective upon at least sixty one days’ notice) to the Company, provided, however, that: (i) any such increase shall not exceed 19.9% of any class of voting securities of the Company; and (ii) any such increase or decrease shall only be applicable to such holder in relation to such voting securities. For the purpose of calculating the Beneficial Ownership Limitation, a holder may rely on the number of outstanding shares of the subject class as stated in the most recent of the following:

(a)	the Company’s most recent periodic or annual filing;
(b)	a more recent public announcement by the Company that is publicly filed; or
(c)	a more recent notice by the Company or the Company’s registrar to the holder setting forth the number of shares then outstanding;

“Board” means the board of Directors for the time being of the Company or the Directors present or deemed to be present at a duly convened quorate meeting of the Directors;

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

“Non-Voting Ordinary Shares” means the non-voting ordinary shares of £0.01 each in the capital of the Company; and

“Register” means the register of members of the Company.

1.             The Non-Voting Ordinary Shares shall have the same rights and restrictions as the Ordinary Shares and shall otherwise rank pari passu in all respects with the Ordinary Shares and a holder of Non-Voting Ordinary Shares shall be subject to the same obligations and liabilities as a holder of Ordinary Shares save as set out below:

1.1            a holder of Non-Voting Ordinary Shares shall, in relation to the Non-Voting Ordinary Shares held by him, have no right to receive notice of, or to attend or vote at, any general meeting of shareholders save in relation to a variation of class rights of the Non-Voting Ordinary Shares. At any such general meeting of the Company in relation to a variation of class rights of the Non-Voting Ordinary Shares and at any separate class meeting of the holders of Non-Voting Ordinary Shares, where a holder of Non-Voting Ordinary Shares is entitled to vote, such holder is entitled to one vote for each Non-Voting Ordinary Share held; and

1.2            the Non-Voting Ordinary Shares shall be re-designated as Ordinary Shares by the Company (acting by the Board, or a duly authorised committee or representative thereof) upon delivery by a holder of Non-Voting Ordinary Shares to the Company of a Non-Voting Ordinary Share Re-Designation Notice (as defined below) and otherwise subject to the terms and conditions set out in paragraph 2 below.

2.             A holder of Non-Voting Ordinary Shares may elect to have some or all of their Non-Voting Ordinary Shares re-designated as Ordinary Shares by providing a written notice (a “Non-Voting Ordinary Share Re-Designation Notice”) to the Company, specifying the number of Non-Voting Ordinary Shares he wishes to have re-designated as Ordinary Shares and including instructions as to whether the relevant Ordinary Shares are to be held in certificated or uncertificated form in accordance with paragraph 4.3 below and in the case of Ordinary Shares to be held in uncertificated form the details of the relevant account of the holder of Non-Voting Ordinary Shares’ broker into which they are to be credited in accordance with paragraph 4.3.1 below, and being accompanied by the relevant share certificate(s) (or indemnity in respect of such share certificate or other evidence as the Company may require) in respect of the relevant Non-Voting Ordinary Shares, save that a holder of Non-Voting Ordinary Shares shall not be entitled to have any Non-Voting Ordinary Shares re-designated as Ordinary Shares where such re-designation would result in such holder thereof beneficially owning (for purposes of section 13(d) of the Exchange Act), when aggregated with “affiliates” and “group” members with whom such holder is required to aggregate beneficial ownership for purposes of section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation (and the Company shall be entitled to receive written confirmation from such holder of this fact prior to the re-designation as Ordinary Shares of the relevant Non-Voting Ordinary Shares).

3.             Within three business days following delivery of a Non-Voting Ordinary Share Re-Designation Notice to the Company, and such documentation and/or confirmations as the Company may reasonably request as specifically provided for in paragraph 2 above, the relevant Non-Voting Ordinary Shares shall be re-designated as Ordinary Shares by the Board, or a duly authorised committee or representative thereof.

4.             Following any re-designation of Non-Voting Ordinary Shares in accordance with paragraph 1.2 above, the Company shall:

4.1            procure that the Register is updated to reflect the re-designation;

4.2            where less than all of the Non-Voting Ordinary Shares represented by any certificate delivered in accordance with paragraph 2 above are re-designated as Ordinary Shares, issue and deliver to the holder a new certificate in respect of the balance of Non-Voting Ordinary Shares comprised in the surrendered certificate within fourteen days of the date of re-designation to such holder, by post to its address as shown in the Register, at his, her or its own risk and free of charge; and

4.3            either:

4.3.1            where the Ordinary Shares into which the Non-Voting Ordinary Shares are to be re-designated are to be held in certificated form, issue and deliver to the holder a new certificate in respect of the appropriate number of Ordinary Shares within fourteen days of the date of re-designation to such holder, by post to its address as shown in the Register, at his, her or its own risk and free of charge; or

4.3.2            where the Ordinary Shares into which the Non-Voting Ordinary Shares are to be re-designated are to be held in uncertificated form, procure that the appropriate number of Ordinary Shares are credited to the relevant account of the holder of Non-Voting Ordinary Shares’ broker in the relevant system as specified in the Non-Voting Ordinary Share Re-Designation Notice within two business days of the date of re-designation.

5.            Upon the re-designation of the Non-Voting Ordinary Shares as Ordinary Shares, such Ordinary Shares shall rank pari passu with the other Ordinary Shares of the Company in all respects.

SCHEDULE 2

AMENDMENTS TO AUGUST 2020 LOAN NOTE INSTRUMENT

The August 2020 Loan Note Instrument shall be amended as follows:

The following shall be inserted as defined terms in clause 1:

“ADSs” means American Depositary Shares representing the Company’s Ordinary Shares; “Closing” means “Closing” as such term is defined in the Merger Agreement;

“Depositary” means the depositary bank in respect of the ADSs;

“Merger Transaction” means the transaction pursuant to which Neuphoria Therapeutics Inc. (“Neuphoria”) will merge with and into Scancell Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”) such that Neuphoria will be the surviving corporation and become an indirect wholly owned subsidiary of the Company, in accordance with an agreement and plan of merger between the Company, Merger Sub, a wholly owned subsidiary of the Company, and Neuphoria dated on or about July 2026 (the “Merger Agreement”); and

“Non-Voting Ordinary Shares” means non-voting ordinary shares of £0.01 each in the capital of the Company, with the rights set out in the articles of association of the Company (subject to the passing of the resolutions to be proposed at a general meeting of the Company to be held prior to the closing of the Merger Transaction);

The following shall be inserted as a new condition 12 to Schedule 3:

“12. Automatic Conversion upon Closing of Merger Transaction

Immediately following the Closing occurring, all outstanding Loan Notes shall automatically convert into Non-Voting Ordinary Shares and Ordinary Shares (together, the “Conversion Securities”) as follows:

12.1.	The aggregate number of Conversion Securities into which the outstanding Loan Notes shall convert shall be calculated at the Conversion Rate then applicable (for the avoidance of doubt, having been adjusted in accordance with Condition 10 in respect of the Merger Transaction and any share issuance by the Company on or prior to Closing).

12.2.	For the purposes of Condition 12.1, no later than 3 Business Days prior to Closing, each Noteholder shall notify the Company of: (i) the number or proportion of Conversion Securities which shall be Non-Voting Ordinary Shares; and (ii) the number or proportion of Conversion Securities which shall be Ordinary Shares (identifying the number of Ordinary Shares it wishes to receive in the form of restricted ADSs (“Underlying Ordinary Shares”)) (and, for these purposes, the Company shall provide each Noteholder with an estimate of the number of Conversion Securities no later than 10 Business Days prior to Closing).

12.3.	Subject to Conditions 12.1 and 12.2 above, the Loan Notes shall be deemed to have been converted in accordance with Condition 9 (and references to “Ordinary Shares” in Conditions 9.2, 9.3, 9.4, 9.5, 9.6, 9.7 and 9.8) shall be taken to mean references to “Conversion Securities”, mutatis mutandis).

12.4.	If the Noteholder wishes to receive ADSs following the conversion and issue of the Conversion Securities, the Company shall procure that its registrar, Equiniti Limited, allots and issues the relevant Underlying Ordinary Shares to the CREST account of the Depositary and, so far as the Company is able to do so, to procure that the Depositary takes all necessary steps to issue the relevant number of ADSs to the Noteholder and register such ADSs on the books of the Depositary as restricted ADSs, reflecting the ratio of ADSs to Ordinary Shares in effect on Closing.

SCHEDULE 3

AMENDMENTS TO NOVEMBER 2020 LOAN NOTE INSTRUMENT

The November 2020 Loan Note Instrument shall be amended as follows:

The following shall be inserted as defined terms in clause 1:

“ADSs” means American Depositary Shares representing the Company’s Ordinary Shares; “Closing” means “Closing” as such term is defined in the Merger Agreement;

“Depositary” means the depositary bank in respect of the ADSs;

“Merger Transaction” means the transaction pursuant to which Neuphoria Therapeutics Inc. (“Neuphoria”) will merge with and into Scancell Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”) such that Neuphoria will be the surviving corporation and become an indirect wholly owned subsidiary of the Company, in accordance with an agreement and plan of merger between the Company, Merger Sub, a wholly owned subsidiary of the Company, and Neuphoria dated on or about July 2026 (the “Merger Agreement”); and

“Non-Voting Ordinary Shares” means non-voting ordinary shares of £0.01 each in the capital of the Company, with the rights set out in the articles of association of the Company (subject to the passing of the resolutions to be proposed at a general meeting of the Company to be held prior to the closing of the Merger Transaction);

The following shall be inserted as a new condition 13 to Schedule 3:

“13. Automatic Conversion upon Closing of Merger Transaction

Immediately following the Closing occurring, all outstanding Loan Notes shall automatically convert into Non-Voting Ordinary Shares and Ordinary Shares (together, the “Conversion Securities”) as follows:

13.1.	The aggregate number of Conversion Securities into which the outstanding Loan Notes shall convert shall be calculated at the Conversion Rate then applicable (for the avoidance of doubt, having been adjusted in accordance with Condition 10 in respect of the Merger Transaction and any share issuance by the Company on or prior to Closing).

13.2.	For the purposes of Condition 13.1, no later than 3 Business Days prior to Closing, each Noteholder shall notify the Company of: (i) the number or proportion of Conversion Securities which shall be Non-Voting Ordinary Shares and; (ii) the number or proportion of Conversion Securities which shall be Ordinary Shares (identifying the number of Ordinary Shares it wishes to receive in the form of ADSs (“Underlying Ordinary Shares”) (and, for these purposes, the Company shall provide each Noteholder with an estimate of the number of Conversion Securities no later than 10 Business Days prior to Closing).

13.3.	Subject to Conditions 13.1 and 13.2 above, the Loan Notes shall be deemed to have been converted in accordance with Condition 9 (and references to “Ordinary Shares” in Conditions 9.2, 9.3, 9.4, 9.5, 9.6, 9.7 and 9.8) shall be taken to mean references to “Conversion Securities”, mutatis mutandis).

13.4.	If the Noteholder wishes to receive ADSs following the conversion and issue of the Conversion Securities, the Company shall procure that its registrar, Equiniti Limited, allots and issues the relevant Underlying Ordinary Shares to the CREST account of the Depositary and, so far as the Company is able to do so, to procure that the Depositary takes all necessary steps to issue the relevant number of ADSs to the Noteholder and register such ADSs on the books of the Depositary as restricted ADSs, reflecting the ratio of ADSs to Ordinary Shares in effect on Closing.

SIGNATURES

EXECUTED AS A DEED BY	)

REDCO I, LP acting by	)	/s/ Joshua Garcia

REDCO I (GP), LLC, its general partner	)	Name of authorised signatory: Joshua Garcia

acting by an authorised signatory	)

in the presence of	)

[Signature Page to Side Letter]

EXECUTED AS A DEED BY	)

REDMILE CAPITAL OFFSHORE II	)	/s/ Joshua Garcia

MASTER FUND, LTD, acting by	)	Name of authorised signatory: Joshua Garcia

REDMILE GROUP, LLC, its investment manager	)

acting by an authorised signatory	)

in the presence of	)

EXECUTED AS A DEED BY	)

REDMILE STRATEGIC TRADING SUB, LTD	)	/s/ Joshua Garcia

acting by REDMILE GROUP, LLC,	)	Name of authorised signatory: Joshua Garcia

its investment manager	)

acting by an authorised signatory	)

in the presence of	)

EXECUTED AS A DEED BY	)

REDMILE STRATEGIC LONG	)	/s/ Joshua Garcia

ONLY TRADING SUB, LTD.	)	Name of authorised signatory: Joshua Garcia

acting by REDMILE GROUP, LLC,	)

its investment manager	)

acting by an authorised signatory	)

in the presence of	)

EXECUTED AS A DEED BY	)

REDMILE BIOPHARMA INVESTMENT II, LP	)	/s/ Joshua Garcia

acting by REDMILE BIOPHARMA	)	Name of authorised signatory: Joshua Garcia

INVESTMENTS II (GP), LLC,	)

its general partner	)

acting by an authorised signatory	)

in the presence of	)

Acknowledgment and acceptance:

We, Scancell Holdings plc, hereby acknowledge and accept the terms set out in this deed.

Executed and delivered as a deed by	)	Signature	/s/Phil L'Huillier

SCANCELL HOLDINGS PLC	)	Signature	/s/ Lindy Durrant

acting by Phil L'Huillier, director	)

and Lindy Durrant, director	)

Signature Page to Redmile Side Letter Deed